EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Receives Regulatory Approval to Redeem TARP Preferred Stock

TROY, Mich., June 27, 2016 - On June 23, 2016, Flagstar Bancorp, Inc. ("the "Company") (NYSE: FBC) received written non-objection from the Federal Reserve Bank of Chicago, acting pursuant to the authority delegated by the Board of Governors of the Federal Reserve System, to redeem $267 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the "TARP Preferred"). Before redeeming the TARP Preferred, which requires that the Company simultaneously pay approximately $102 million of accrued and unpaid dividends, the Company will pay approximately $31 million of deferred interest on nine series of trust preferred securities (the "TruPS") issued by trusts controlled by the Company. The Company intends to finance the redemption using proceeds from senior debt securities and from internally generated sources, including a $200 million dividend from its subsidiary Flagstar Bank, FSB. No equity offering for this redemption is contemplated.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy any securities.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $13.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 26 retail locations in 19 states. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and recordkeeping for nearly $70 billion of home loans for over 340,000 borrowers. For more information, please visit flagstar.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions, and forecasts of future events, circumstances and results. However, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies and other factors. Generally, forward-looking statements are not based on historical facts but instead represent our management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, plan, believe, estimate, may increase, may fluctuate, and similar expressions or future or conditional verbs such as will, should, would and could. Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation those found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov).

Any forward-looking statements made by or on behalf of us speak only as to the date they are made, and we do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required under United States securities laws.